Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contact:    Courtney Boone
412.433.6791
Sarah Cassella
412.433.6777

FOR IMMEDIATE RELEASE

U. S. STEEL VICE PRESIDENT
AND CONTROLLER GREG ZOVKO TO RETIRE

PITTSBURGH, June 5, 2014 – United States Steel Corporation (NYSE: X) Executive Vice President and Chief Financial Officer David B. Burritt announced today that Vice President and Controller Gregory A. Zovko has informed the company of his plan to retire effective June 30 after 31 years with the company.
Zovko began his career with U. S. Steel in 1983 as an accounting and finance management associate. During his tenure with the company Zovko held progressively more responsible audit, accounting and financial staff positions. Following many years at the company’s Irvin and Clairton facilities outside of Pittsburgh, Zovko was named controller – Mon Valley Works in 1999. He was named vice president – accounting in 2008 and assumed the role of controller in 2009.
Commenting on Zovko’s career, Burritt said, “Greg has provided advice, counsel and wise stewardship of our financial affairs during some of the most challenging periods for our industry. We are fortunate to have benefitted from Greg’s financial expertise and leadership, and congratulate him on his retirement.”
A native of Pittsburgh, Zovko earned a bachelor’s degree in accounting from The Pennsylvania State University, a master’s degree in business administration from the University of Pittsburgh and a master’s degree in tax administration from Duquesne University in Pittsburgh. He is also a certified public accountant.
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United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 200 company with major production operations in the United States, Canada and Central Europe and an annual raw steelmaking capability of 27 million net tons. The company manufactures a wide range of value-added steel sheet and tubular products for the automotive, appliance, container, industrial machinery, construction, and oil and gas industries. For more information about U. S. Steel, please visit www.ussteel.com.